EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Registration Statement of Rural Cellular Corporation on Form S-4 of our report dated September 7, 2004, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 (which report includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and the preparation of such financial statements that includes allocations to and from RCCM, both as discussed in Note 2 to the financial statements), appearing in the Prospectus, which is part of this Registration Statement.

                                          DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
September 13, 2004